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                                  [LETTERHEAD]



                                                       February 1, 1995

Thomas A. Jermoluk


Dear Tom:

     The purpose of this letter is to confirm our mutual agreement concerning your continued employment with Silicon Graphics, Inc. ("Silicon Graphics" or the "Company").

     1. Silicon Graphics agrees to employ you, and you agree to continue your employment with Silicon Graphics, in the position of President and Chief Operating Officer reporting to the Company's Chief Executive Officer ("CEO"). You agree to assume and discharge such duties and responsibilities as are consistent with such office and position or such other duties and responsibilities as may be assigned to you by the CEO or the Company's Board of Directors (the "Board") from time to time to the extent consistent with the role of a senior executive. You shall comply with and be bound by Silicon Graphics' operating policies, procedures and practices from time to time in effect during your employment.

     2. Unless earlier terminated as provided below, the term of your employment with Silicon Graphics under this Agreement shall commence on the effective date of this Agreement and shall continue until and terminate on June 30, 1999. During the employment term, you shall devote your full time, skill and attention to your duties and responsibilities, and shall perform them faithfully, diligently and competently, and you shall use your best efforts to further the business of Silicon Graphics and its affiliated entities.

     3. In consideration of your services, you will be paid a base salary and will be eligible to earn incentive bonus compensation in accordance with Silicon Graphics policies established from time to time in an amount averaging not less than $1,000,000 per year over the term of this Agreement. As with other executive officers of Silicon Graphics, base and bonus compensation will be reviewed annually by the Compensation and Human Resources Committee.
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Thomas A. Jermoluk
February 1, 1995
Page 2


     4. You will be eligible to participate in Silicon Graphics' incentive compensation and employee fringe benefit plans and programs made available to other employees and officers to the full extent of your eligibility therefor.

     5. (a) If, on or prior to June 30, 1999, (i) your employment with Silicon Graphics is involuntarily terminated other than for "Cause" (defined below), (ii) you terminate your employment with Silicon Graphics for "Good Reason" (defined below), or (iii) your employment with Silicon Graphics terminates as a result of your death or "Disability" (defined below), then you shall be entitled to the special payment described in paragraph 6 below. If your employment with Silicon Graphics terminates for any other reason on or prior to June 30, 1999, no compensation or benefits will be paid or provided to you under this Agreement, and your rights under the Company's other benefit plans and programs shall be determined under the provisions of those plans and programs.

          (b) For purposes of this Agreement, termination of your employment with Silicon Graphics shall be regarded as a termination for "Cause" only upon
(i) your willful and continued failure to substantially perform your duties with Silicon Graphics after there is delivered to you by the Board a written demand for substantial performance which sets forth in detail the specific respects in which it believes you have not substantially performed your duties; (ii) your willfully engaging in gross misconduct which is materially detrimental to Silicon Graphics; (iii) your committing a felony or an act of fraud against Silicon Graphics or its affiliates; or (iv) your breaching materially the terms of your employee confidentiality and proprietary information agreement with Silicon Graphics or any other similar agreement that may be in effect from time to time. No act, or failure to act, by you shall be considered "willful" if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interests of Silicon Graphics and/or required by applicable law. You shall not be deemed to have been terminated for Cause under clause (i), (ii) or (iv) of this paragraph 5(b) unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you are guilty of conduct set forth in such clauses and specifying the particulars thereof in detail.

          (c) For purposes of this Agreement, Silicon Graphics may terminate your employment as a result of "Disability" in the event you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          (d) Your employment with Silicon Graphics may be regarded as having been constructively terminated by Silicon Graphics, and you may therefore

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Thomas A. Jermoluk
February 1, 1995
Page 3


terminate your employment for "Good Reason" and thereupon become entitled to the special payment pursuant to paragraph 6 below if, on or prior to June 30, 1999, you terminate your employment with Silicon Graphics as a result of the occurrence, without your written consent, of one or more of the following events (unless such event(s) applies generally to executive officers of Silicon Graphics and any successor to Silicon Graphics): (i) your duties, responsibilities or authority are reduced to a level that is inconsistent with the role of a senior executive, and (ii) the Company requires you to be based anywhere other than the Company's current or future corporate headquarters or the functional equivalent thereof (except for required travel on Silicon Graphics business).

     6. (a) You shall be entitled to a special payment from Silicon Graphics as described in paragraph 6(b) below if you remain continuously employed by Silicon Graphics and consistently perform your obligations under paragraphs 1 and 2 above through June 30, 1999, or if your employment with Silicon Graphics is terminated at any time on or prior to June 30, 1999 (i) by Silicon Graphics other than for Cause, (ii) by you for Good Reason, or (iii) as a result of your death or Disability. You will not be entitled to the special payment if (i) you terminate your employment with Silicon Graphics prior to June 30, 1999 voluntarily other than for Good Reason or (ii) Silicon Graphics terminates your employment on or prior to June 30, 1999 for Cause.

          (b) The special payment will be determined pursuant to the following formula:
                    B = X - Y, where
                    B is the amount payable by Silicon Graphics
                    X is a fixed dollar amount described in paragraph 6(e) below that is determined as of the "Determination Date" (defined below)
                    Y is your "Total Compensation" (defined below).

               Notwithstanding the foregoing, in the event your employment terminates on or prior to June 30, 1999 as a result of your death of Disability, the special payment shall be determined by multiplying B by a fraction, the numerator of which is the number of whole months from July 1, 1994 to the Determination Date, and the denominator of which is sixty (60).

          (c) For purposes of this paragraph 6, the "Determination Date" shall mean June 30, 1999 or, if earlier, the date on which your employment terminates due to your death or Disability.

          (d) For purposes of this paragraph 6, "Total Compensation" shall mean the aggregate pre-tax value of the following:

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Thomas A. Jermoluk
February 1, 1995
Page 4


               (i) all salary and bonus compensation (including any deferred amounts), if any, paid or payable to you with respect to the period that begins July 1, 1994 and that ends on the Determination Date in excess of "Target Compensation" (defined below);

              (ii) the value of any shares of restricted stock that vest during the period that begins July 1, 1994 and that ends on the Determination Date, valued as of the date the restrictions lapse, based on the closing price for a share of the Company's Common Stock as reported daily in THE WALL STREET JOURNAL or similar readily available public source (the "Fair Market Value");

             (iii) with respect to any Company stock options held by you (whether granted before or after the date of this Agreement) that become exercisable during the period that begins July 1, 1994 and that ends on the Determination Date, the difference between the Fair Market Value of the option shares and the applicable option exercise price determined (x) at the time of exercise in the case of options that are exercised during such period, (y) on the Determination Date in the case of options that are held by you on the Determination Date but that were not exercised prior to such Date, and (z) on the date of expiration in the case of options that expired according to their terms prior to the Determination Date;

              (iv) any amount paid or payable to you or realized or realizable by you as the result of your termination of employment with Silicon Graphics on or before the Determination Date pursuant to Section 3 of that certain employment continuation agreement between you and the Company dated July 10, 1989, as amended October 21, 1993 (the "Change in Control Agreement"). For this purpose, any payment or benefit attributable to stock options shall be calculated by first reducing the value attributable to stock options as provided in clause (iii) above.

               (v) in the event that you are employed by Silicon Graphics on the Determination Date but there has been a "change in control" of Silicon Graphics (as that term is defined in the Change in Control Agreement) within the 24-month period preceding such date, "Total Compensation" shall include the termination payment described in Section 3(a) of the Change in Control Agreement notwithstanding your continued employment; provided, however, that if, within the 24-month period after such change in control you do not become entitled to such termination payment, you shall be entitled to an additional payment from Silicon Graphics pursuant to this Agreement equal in amount to the excess, if any, of (i) the special payment that would have been payable to you pursuant to this paragraph 6 had Total Compensation been computed without regard to this subparagraph (v), minus
     (ii) the amount that was actually paid to

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Thomas A. Jermoluk
February 1, 1995
Page 5


     you as a special payment, which additional payment shall be made between 30 and 60 calendar days after the second anniversary of such change in control.

              (vi) if, at the Determination Date, the CEO or the Board determines that it is probable that there will be a "change in control" of Silicon Graphics (as defined in the Change in Control Agreement) within the six-month period following the Determination Date, then "Total Compensation" shall include the difference between the Fair Market Value (determined as of the Determination Date) of any option shares that are not then exercisable and the applicable option exercise price of such options; provided, however, that if, within the six-month period following the Determination Date such "change in control" does not occur, you shall be entitled to an additional payment from Silicon Graphics pursuant to this Agreement equal in amount to the excess, if any, of (i) the special payment that would have been payable to you pursuant to this paragraph 6 had Total Compensation been computed without regard to this subparagraph (vi), minus
     (ii) the amount that was actually paid to you as a special payment, which additional payment shall be made between 30 and 60 calendar days after the expiration of such six-month period.

             (vii) in the event Silicon Graphics adopts any material new benefit program during the term of this Agreement, Silicon Graphics and you will agree on whether and how such program shall be valued for purposes of the special payment described in this paragraph 6.

          (e) The fixed dollar amount in the above formula (X) shall equal $10,000,000 increased by the "Additional Amount" (defined below). For purposes of the foregoing, the "Additional Amount" shall mean the amount, if any, by which the aggregate pre-tax value of the salary and bonus compensation paid to you with respect to the period that begins July 1, 1994 and that ends on the earlier of June 30, 1999, or the date your employment with Silicon Graphics terminates, is less than "Target Compensation" (defined below).

          (f) For purposes of this paragraph 6, "Target Compensation" shall mean a target aggregate level of salary and bonus compensation with respect to the period that begins July 1, 1994 and that ends on June 30, 1999, which target shall be calculated at an average annual rate of $1,000,000 per year.

          (g) To the extent you become entitled to a payment pursuant to this paragraph 6, such payment shall be made in cash, in shares of Silicon Graphics Common Stock, or by combination of cash and shares as Silicon Graphics shall, at its sole discretion, determine. In the event Silicon Graphics satisfies its obligation with shares of Silicon Graphics Common Stock, Silicon Graphics agrees to use its best efforts to deliver shares that are registered and freely tradeable (subject to standard resale restrictions and

Thomas A. Jermoluk
February 1, 1995
Page 6


limitations) or, alternatively, agrees to use its best efforts to undertake to register and list such shares as soon as practicable after the Determination Date. Any special payment to which you become entitled under this paragraph 6 shall be made between 30 and 60 calendar days after the Determination Date. Your right to receive a special payment as set forth above may be terminated at any time upon the mutual agreement of you and the Board that it is reasonable and appropriate to terminate such provision.


     7. Silicon Graphics shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Silicon Graphic's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company" or "Silicon Graphics," as used in this Agreement, shall mean the Company and Silicon Graphics as defined above and any successor or assignee to the business and assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

     8. You and Silicon Graphics agree that any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by you and Silicon Graphics within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event you and Silicon Graphics cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within five days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages shall not be awarded. You and Silicon Graphics agree that except as required by applicable laws, any such arbitration shall be kept confidential.

     9. Except as required by applicable laws, neither party shall disclose the contents of this Agreement without first obtaining the prior written consent of the other party, provided, however, that you may disclose this Agreement to your attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential.

Thomas A. Jermoluk
February 1, 1995
Page 7


     10. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

     11. This Agreement and any written agreements or Company plans that are referenced herein represent the entire agreement and understanding between you and Silicon Graphics as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by you and a duly authorized representative of Silicon Graphics.

     Tom, we are excited about having you continue as a key contributor to Silicon Graphics' future success. Please acknowledge acceptance of this Agreement by signing and returning the enclosed copy of this letter, whereupon it shall become a binding agreement.

                              Very truly yours,

                              SILICON GRAPHICS, INC.



                              Edward R. McCracken
                              ------------------------------------
                              Edward R. McCracken
                              Chairman and Chief Executive Officer


Accepted By:



Thomas A. Jermoluk
- -------------------------
Thomas A. Jermoluk